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Exhibit F-2.1
January 6, 1999

Securities and Exchange Commission 450 Fifth
Street, N.W.
Washington, D.C. 20549


               Re:  Conectiv (File No. 70-9069)

Ladies and Gentlemen:

     As Senior Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv and Atlantic Energy, Inc., a New Jersey corporation ("Atlantic") with respect to the matters described in the application and declaration, as amended by pre-effective amendments No. 1, 2, 3 and 4 and post-effective amendments No. 1 and 2 on Form U-1 to the Securities and Exchange Commission (the "Commission") filed by Conectiv (File No. 70-9069) (the "Application"). The Application sought the Commission's authorization under the Public Utility Holding Company Act of 1935, as amended (the "Act"), for a series of transactions (the "Transactions"). An order was issued by the Commission approving the Application on February 25, 1998 (the "Order"). Post-effective amendments 3 and 4 to the Application request a supplemental order and will be covered in certificates pursuant to Rule 24 after the supplemental order is issued and the proposed transactions are consummated.

     The Application sought approval for the merger of Atlantic with and into Conectiv and the merger of DS Sub, Inc., a Delaware corporation and a subsidiary of Conectiv ("DS Sub") with and into Delmarva Power and Light Company, a Delaware and Virginia corporation ("Delmarva"). The Application also sought approval for a number related corporate actions, including:

     (i)  the acquisition by Conectiv of the gas
properties of Delmarva;

     (ii) the continued operation of Delmarva as a combination gas and electric utility company;

     (iii) the acquisition by Conectiv of the nonutility activities, businesses and investments of Delmarva and Atlantic; and

     (iv) the designation of Conectiv Resource Partners, Inc. ("CRP") as a subsidiary service company under the Act.

I or attorneys in whom I have confidence are familiar with the nature and character of the proposed Transactions and with the corporate proceedings taken by Conectiv, Atlantic and CRP as described in the Application. I am a member of the bar of the State of New Jersey, the state in which Atlantic was incorporated and in which Atlantic City
Electric Company conducts most of its utility operations.



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In connection with this opinion, I have examined, or
caused to be examined the Application and various exhibits thereto, the minutes of various meetings of the Board of Directors of Atlantic, the laws of the State of New jersey, the certificate of incorporation and bylaws of Atlantic and such other documents as I deem necessary for the purpose of this opinion. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of Atlantic and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Based upon the foregoing and subject to the assumption and condition set forth herein, I am of the opinion that:

     1. All laws of the State of New Jersey applicable to the proposed Transactions have been complied with;

     2. Atlantic was validly organized and duly existing prior to the completion of the Transactions; and

     3.   The shares of common stock of Atlantic City
Electric Company and its nonutility subsidiaries acquired by Conectiv as a result of the merger of Atlantic with and into Conectiv were legally acquired by Conectiv; and

     4. The Transactions have been carried out in accordance with the Application.

     I hereby consent to the filing of this opinion together with the Certificate of the Company filed pursuant to Rule 24.

                              Very truly yours,
                              /s/ Randall V. Griffin
                                  Randall V. Griffin